UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 7, 2012

Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE

WOONSOCKET, RHODE ISLAND 02895

(Address of Principal Executive Offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On November 7, 2012, Summer Infant, Inc. (the “Company”) and its wholly-owned subsidiary, Summer Infant (USA), Inc., entered into an amendment (the “Amendment”) to the amended and restated credit agreement (as amended, the “Loan Agreement”) with Bank of America, N.A. and the other lenders thereunder (together, the “Lender”).

Among other provisions, the Amendment amended the Loan Agreement to provide that:

•                                          The applicable rate added to Eurodollar rate or BBA LIBOR rate loans and L/C fees under the Loan Agreement will be 4.75%, and 2.75% for base rate loans, for the period October 1, 2012 through March 31, 2013, and thereafter each applicable rate increases by 1.00% in each fiscal quarter.

•                                          Beginning October 1, 2012, loans under the Loan Agreement will accrue additional interest of 2.00% per annum not paid currently in cash but payable in kind by adding such accrued interest to the outstanding principal of the loans, or “PIK interest.”  PIK interest is due and payable on the earliest of (i) the maturity date of the loans, (ii) the date all loans are paid in full and all loan commitments are terminated, and (iii) the date of acceleration of loans upon an event of default, provided that if all obligations under the Loan Agreement are paid in full and all commitments terminated on or prior to March 31, 2013, the Lender will forgive 50% of the accrued and unpaid PIK interest.

•                                          The Company is subject to ongoing compliance with certain financial covenants, including that (i) the Company and its subsidiaries maintain and earn on a consolidated basis as of the last day of each fiscal quarter, a specified consolidated EBITDA amount (as defined in the Loan Agreement) for the 12-month period ending on the last day of each fiscal quarter, beginning September 30, 2012; (ii) the Company and its subsidiaries maintain a certain ratio of consolidated total funded debt to consolidated EBITDA; and (iii) the Company and its subsidiaries maintain a minimum fixed charge ratio.  In addition, the Company must limit its quarterly capital expenditures.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed herewith as Exhibit 10.1 and is incorporated by this reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Amendment is incorporated herein by this reference.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2012, the Board of Directors (the “Board”) of Summer Infant, Inc. (the “Company”) increased the number of directors on the Board to eight directors and elected Max Batzer to fill the newly-created vacancy, effective immediately.  The Board also appointed Mr. Batzer to serve as a member of each of the recently-formed Strategic Planning Committee and the Nominating/Governance Committee.  Mr. Batzer is a Portfolio Manager at Wynnefield Capital, Inc., a significant beneficial owner of the Company’s common stock.  As an independent director, Mr. Batzer will be compensated for his service as provided under the Board’s existing director compensation program, including an annual cash retainer fee of $50,000 (prorated for 2012), per meeting cash fees, and an annual stock award granted on the date of the Company’s annual stockholder meeting.  Mr. Batzer will also be entitled to reimbursement for travel and out-of-pocket expenses in connection with attendance at Board and Board committee meetings.  In addition, upon his appointment to the Board, Mr. Batzer received a restricted stock grant of 22,556 shares that vests in equal annual installments over a four-year period beginning on the first anniversary of the date of grant.  On November 13, 2012, the Company issued a press release announcing Mr. Batzer’s election, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit
Number	Description

10.1	Fourth Amendment to Amended and Restated Credit Agreement, dated as of November 7, 2012, among the Registrant, Summer Infant (USA), Inc., Bank of America, N.A. and the Lender signatories thereto

99.1	Press release dated November 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: November 13, 2012	By:	/s/ Paul Francese
Paul Francese
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Fourth Amendment to Amended and Restated Credit Agreement, dated as of November 7, 2012, among the Registrant, Summer Infant (USA), Inc., Bank of America, N.A. and the Lender signatories thereto

99.1	Press release dated November 13, 2012